November 9, 2005


Mail Stop 4561

Mr. Robert N. Crouch II
Executive Vice President and Chief Financial Officer
Income Opportunity Realty Investors, Inc.
1755 Wittington Place, Suite 340
Dallas, Texas 75234

Re:	Income Opportunity Realty Investors, Inc.
	Form 10-K for the year ended December 31, 2004
      File No. 001-14784

Dear Mr. Crouch:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief